As filed with the Securities and Exchange Commission on February 29, 1996
                                                  Registration No.  333-01181

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          Amendment No. 1 to Form S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                               ALLTEL Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                                               34-0868285
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                 One Allied Drive, Little Rock, Arkansas 72202
                                 (501) 661-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               FRANCIS X. FRANTZ
                     Senior Vice President-External Affairs
                                One Allied Drive
                          Little Rock, Arkansas 72202
                                 (501) 661-8111

           (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.___

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.___

                               ALLTEL CORPORATION

                           Cross Reference Sheet for
                       Registration Statement on Form S-3


        Items on Form S-3                    Prospectus Caption or Location

  1.    Forepart of the Registration         Forepart of the Registration
        Statement and Outside                Statement, and Outside Front
        Front Cover Page of Prospectus       Cover Page of Prospectus

  2.    Inside Front and Outside Back        Inside Front Cover Page of
        Cover Pages of Prospectus            Prospectus, and Not Applicable

  3.    Summary Information, Risk            Not Applicable, Not Applicable
        Factors and Ratio of                 and Selected Financial
        Earnings to Fixed Charges            Information

  4.    Use of Proceeds                      Use of Proceeds

  5.    Determination of Offering Price      Not Applicable

  6.    Dilution                             Not Applicable

  7.    Selling Security Holders             Not Applicable

  8.    Plan of Distribution                 Plan of Distribution

  9.    Description of Securities to         Description of Securities
        be Registered

  10.   Interests of Named Experts           Legal Opinions, and Experts
        and Counsel

  11.   Material Changes                     Not Applicable

  12.   Incorporation of Certain             Incorporation of Certain
        Information by Reference             Documents by Reference


  13.   Disclosure of Commission             Not Applicable
        Position on Indemnification for
        Securities Act Liabilities

                   SUBJECT TO COMPLETION DATED _________, 1996

PROSPECTUS SUPPLEMENT
(To Prospectus dated __________, 1996)

                                  $300,000,000

                               ALLTEL CORPORATION

                            % Debentures due , 2016

                     Interest Payable ______ and __________

   The Debentures may be redeemed as a whole or in part, at the option of the
      Company at any time, at the redemption price referred to herein. The Debentures do not provide for any sinking fund. The Debentures will be represented by one or more Global Securities registered in the name of The
     Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus, Debentures in definitive form will not be issued in exchange for the global debenture.

 The Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                Price to          Underwriting Discounts        Proceeds to
                Public(1)          and Commissions             Company(1)(2)
Per                %                        %                         %
Debenture..
Total..........    $                        $                         $

(1)  Plus accrued interest from _______, 1996 to the date of delivery.
(2) Before deducting expenses estimated at $____________.

 The Debentures are offered, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, and subject to approval of certain legal matters by counsel. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the facilities of the Depositary, on or about ______, 1996 against payment therefor in same day funds.

         Stephens Inc.                                 Merrill Lynch & Co.
                                    _________
            The date of this Prospectus Supplement is ________, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS
     The net proceeds from the sale of Debentures will be used to finance the redemption of the Company's 9 1/2% debentures due 2021 in the principal amount of $200 million and to reduce borrowings under the Company's revolving credit agreement.
     The Company's revolving credit agreement has a termination date of October 1, 1998, with provisions for annual extensions. The weighted rate of interest on the Company's borrowing under this Agreement at January 31, 1996 was 5.78%.

                         DESCRIPTION OF THE DEBENTURES
     The following description of the particular terms of the ___% Debentures due ________, 2016 ("Debentures") offered hereby supplements the description of the general terms and provisions of the Securities set forth in the Prospectus under the caption "Description of Securities". Certain terms used herein are defined in the Prospectus.

General
       The Debentures will be dated as of their date of authentication and are to be issued only in fully registered form without coupons in denominations of $1,000 or integral multiples thereof. The Debentures are issued as a series of Securities under the Indenture, dated as of January 1, 1987, which is more fully described in the Prospectus, as supplemented by a First Supplemental Indenture, dated as of March 1, 1987, a Second Supplemental Indenture, dated as of April 1, 1989, a Third Supplemental Indenture, dated as of May 8, 1990, a Fourth Supplemental Indenture, dated as of March 1, 1991, a Fifth Supplemental Indenture, dated as of October 1, 1993, a Sixth Supplemental Indenture dated as of April 1, 1994, a Seventh Supplemental Indenture, dated as of September 1, 1995 and an Eighth Supplemental Indenture, dated as of ______, 1996.
       The Debentures are to mature on ________, 2016, and bear interest from ________, 1996 at the rate set forth in their title on the cover page of this Prospectus Supplement, payable semi-annually, based upon a 360-day year comprised of twelve 30-day months, on ________ and _______ in each year to the registered owners thereof as of the close of business on the preceding _________, or _______, as the case may be.
       No sinking fund is provided for the Debentures.
       The Company will not pay additional amounts in respect of taxes or similar charges withheld or deducted on the Debentures held by a person who is not a "U.S. person" (as defined in the Prospectus).

Optional Redemption
       The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus
10 basis points, plus in each case accrued interest thereon to the date of redemption.
       "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
       "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.
       "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business days, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third business day preceding such redemption date.
       "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Lazard Freres & Co. LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.
       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed.
       Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption and the Debentures or portions thereof called for redemption will cease to be outstanding and will only represent the right to receive the redemption price plus accrued interest to the date of redemption with respect to such Debentures. A holder of Debentures whose Debentures are redeemed would have to reinvest the redemption price received upon redemption of such holder's Debentures in a security paying interest at a rate at least equal to the Treasury Rate plus 10 basis points and having a term to maturity equal to the remaining term to maturity of the Debentures in order to receive the same investment return that such holder anticipated receiving on such holder's investment in Debentures. Various factors could influence the Company's decision to redeem the Debentures or portions thereof, including market interest at the time of the decision and the Company's financing needs and flexibility.

Book-Entry System
       Upon issuance, the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which will act as Depositary with respect to the Debentures (the "Depositary"). The Global Securities representing the Debentures will be registered in the name of the Depositary or its nominee. Except under the circumstances described in the accompanying Prospectus under "Description of Securities - Book-Entry System," the Debentures will not be issuable in definitive form. So long as the Debentures are represented by one or more Global Securities, the Depositary or its nominee will be considered the sole owner or holder of the Debentures for all purposes under the Indenture, and the beneficial owners of the Debentures will be entitled only to those rights and benefits afforded to them in accordance with the Depositary's regular operating procedures. See "Description of Securities - Book-Entry System" in the Prospectus.
       A further description of the Depositary's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Securities - Book Entry System." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures with respect to the Debentures.

Same-Day Settlement and Payment
       Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Debentures are represented by Global Securities, all payments of principal and interest will be made by the Company in immediately available funds.
       Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING
       Stephens Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters") have each severally agreed, subject to the terms and conditions of a Terms Agreement, with the Underwriting Agreement Basic Provisions as Annex A thereto, among the Company and the Underwriters, to purchase the principal amount of Debentures set forth below opposite their respective names. The Underwriters are committed to purchase all of such Debentures if any are purchased.

                                                                 Principal
             Name of Underwriter                                 Amount
StephensInc...................................................$ 150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............150,000,000
         Total................................................$ 300,000,000

      The Underwriters have advised the Company that sales of Debentures to certain dealers may be made at a concession not in excess of ____% of the principal amount thereof, and that the Underwriters may allow, and such dealers may reallow, discounts not in excess of ____% of the principal amount of the Debentures on sales to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed.
      The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
      The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Debentures. The Underwriters are not obligated, however, to make a market in the Debentures and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or trading markets for, the Debentures.
      As of the date of this Prospectus Supplement, Stephens Group Inc., an affiliate of Stephens Inc., owned 16,627,920 shares of the Common Stock of the Company, constituting approximately 8.8% of the issued and outstanding voting securities of the Company. Neither the Underwriters nor any other dealer will confirm sales of Debentures to any accounts over which they exercise discretionary authority without the prior written consent of the purchaser.


                                 LEGAL OPINIONS
      Legal matters in connection with the issuance and sale of the Debentures will be passed upon for the Underwriters by Kutak Rock, 1650 Farnam Street, Omaha, Nebraska 68102.

               Subject to Completion dated _______________, 1996.
P R O S P E C T U S




                               ALLTEL CORPORATION



                                Debt Securities


     ALLTEL Corporation ("Company" or "ALLTEL") may offer and sell from time to time up to $300,000,000 aggregate principal amount of its debt securities ("Securities"), which will be offered to the public on terms determined by market conditions at the time of sale.

     The Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ALLTEL.

     Each issue of the Securities may vary as to aggregate principal amount, maturity date, public offering price or purchase price, interest rate or rates and timing of payments thereof, provisions for redemption, if any, sinking fund requirements, if any, and any other variable terms and method of distribution. The accompanying supplement to the Prospectus ("Prospectus Supplement") sets forth the specific terms with regard to the Securities in respect of which this Prospectus is being delivered.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     The Securities may be sold to the underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Securities may be sold by the Company directly or through agents. No Securities may be sold without delivery of a Prospectus Supplement describing such issue of Securities and the method and terms of offering thereof.



            The date of this Prospectus is         , 1996.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus, as it may be supplemented, does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus, as it may be supplemented, does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the Prospectus Supplement, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION
     ALLTEL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following SEC Regional
Offices: Suite 1300, 7 World Trade Center, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such information is available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.
     The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The information contained herein does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference in this Prospectus.
     There is hereby incorporated by reference in this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to the Exchange Act.
     All documents filed by the Company after the date of this Prospectus pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including any beneficial owner of any Security, to whom this Prospectus is delivered, from ALLTEL Corporation, One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 661-8000, Attn.: Investor Relations.

                                   THE COMPANY

     ALLTEL, a Delaware corporation, is a diversified telecommunications and information services company. The Company owns subsidiaries or investments that provide wireline local and network access service, cellular telephone, wide-area paging and fiber optic-based long-distance telephone service, and information processing management services and advanced applications software. Telecommunications products and electronic and electric wire and cable are warehoused and sold by the Company's distribution subsidiaries. The Company also publishes telephone directories for affiliates and other independent telephone companies. The Company's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 661-8000.

Telephone Operations
     The Company's telephone operating subsidiaries provide local service to over 1.6 million customer lines through 597 exchanges in 15 states. The telephone operating subsidiaries also offer facilities for private line, data transmission and other communications services.
      The Company expects to complete the sale of its Nevada telephone properties to Citizens Utilities Company in early 1996. Once completed, this transaction will result in the Company's telephone operating subsidiaries serving approximately 1.6 million access lines in 14 states.

Cellular Operations
     ALLTEL Mobile Communications, Inc. ("ALLTEL Mobile") provides cellular mobile telephone service in various markets throughout the United States to a wide array of customers. As cellular telephones have become increasingly popular across broader segments of the population, ALLTEL Mobile has, in addition to its traditional sales offices, opened retail outlets and located retail centers in high traffic department stores, where customers can purchase equipment and subscribe to ALLTEL Mobile services. Additionally, ALLTEL Mobile operates wide-area computer-driven paging networks as a complementary service to cellular telephones in Arkansas and Florida.

Information Services
     ALLTEL Information Services, Inc. ("ALLTEL Information Services") provides a wide range of information processing services to the financial services, healthcare and telecommunications industries through information processing centers that it staffs, equips and operates. Information processing contracts are generally for a multi-year period. ALLTEL Information Services also markets software worldwide to financial services, healthcare and telecommunications companies operating their own information processing departments.
     ALLTEL Financial Information Services, Inc. markets software and services that have been developed and improved continuously over the last 27 years and are designed to fulfill substantially all of the retail information processing and management information requirements of financial institutions. ALLTEL Telecom Information Services, Inc. is primarily engaged in the development and marketing of billing services and customer care software to telecommunications service providers.

     ALLTEL Healthcare Information Services, Inc. is primarily engaged in the development and marketing of comprehensive patient-centered healthcare enterprise information systems to medium to large healthcare companies throughout North America and Europe. These systems are designed to enhance the quality of patient care, control processing costs and provide substantially all of the patient care information requirements of its users.
     ALLTEL Mortgage Information Services, Inc. (the "Mortgage Division") provides data processing and related computer software and systems to financial institutions originating and/or servicing single family mortgage loans. This subsidiary's software products and processing services, combined with its team of consultants, are intended to offer a cost-effective alternative to the extensive technical support staff and the enlarged group of mortgage bankers which would otherwise have to be assembled in-house by each customer. The Mortgage Division's on-line systems automate processing functions required in the origination of mortgage loans, the management of such loans while in inventory before they are sold in the secondary market, and their subsequent servicing.

Product Distribution Operations
     ALLTEL Supply, Inc., with sixteen warehouses and fifteen counter-sales showrooms across the United States, is a major distributor of telecommunications equipment and materials. It supplies equipment to affiliated and non-affiliated telephone companies, business systems suppliers, railroads, governments, and retail and industrial companies. HWC Distribution Corp., with nine warehouses throughout the United States, is a major supplier of specialty wire and cable products.
     In addition to its four principal business areas, ALLTEL operates subsidiaries that publish telephone directories and provide cable television service.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of Securities to refinance existing indebtedness, to finance acquisitions, as opportunities may arise, and for other general corporate purposes. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable Prospectus Supplement. The Company expects to engage in additional financing as needs arise.

                         SELECTED FINANCIAL INFORMATION
                (Dollars in Millions, except per share amounts)

     The following table sets forth certain selected financial information relating to the Company for the five year period ended December 31, 1995, (See Note 1)


===========================================================================================================
                                                          Year Ended December 31,
===========================================================================================================

                                          1991          1992          1993          1994          1995
Total revenues and sales                $1,872.0      $2,067.4      $2,321.9      $2,927.7      $3,109.7

Income before income taxes                 299.1         357.3         449.9         436.5         571.8
Net Income                                 199.4         228.6         262.0         271.8         354.6

Fixed charges                             $106.1        $101.8        $109.6        $150.4        $154.7
Ratio of earnings to fixed
   charges (2)                              3.82          4.51          5.10          3.90          4.70
Long-term debt as a
   percentage of total
    capitalization (end of
    period)                                49.3%         44.5%         51.2%         53.7%         48.1%


(1)  On November 1, 1993, the Company purchased substantially all of the assets of the telephone operations of GTE Corporation in the State of Georgia ("GTE Georgia").  This acquisition was accounted for as a purchase, and accordingly, GTE Georgia's results have been included in the
     Company's consolidated financial statements as of November 1, 1993.  See Note 2 to Consolidated
     Financial Statements in the Company's 1995 Annual Report to Stockholders for further information regarding this acquisition.

(2)  For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rental expense representative of the interest factor.


The following table sets forth the Company's capitalization as of December 31, 1995.


                                                                                            % of
                                                                     Outstanding        Capitalization
   Long-term debt (including current maturities)                      $1,798.5                48.1%
   Preferred stock, redeemable                                             7.1                  .2
   Preferred stock, non-redeemable                                         9.2                  .2
   Common equity                                                       1,926.3                51.5
                                                                      $3,741.1               100.0%

                            DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.
     The Securities are to be issued under an Indenture ("Indenture") between the Company and Society National Bank, Trustee ("Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Particular sections of the Indenture that are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General
     The Indenture does not limit the amount of Securities that can be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount that may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered thereby:
(i) the title of the Securities of the series; (ii) any limit upon the aggregate principal amount of the Securities of the series; (iii) the date or dates on which the Principal of the Securities of the series will be payable;
(iv) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the Principal of and interest, if any, on the Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series that will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Securities of the series will be issuable in registered or bearer form, or both, any restrictions applicable to the offer, sale, or delivery of Securities in bearer form ("bearer Securities") and whether and the terms upon which bearer Securities will be exchangeable for Securities in registered form ("registered Securities") and vice versa; (ix) whether the Securities will be issued in the form of one or more "Global Securities" through the book-entry system of The Depository Trust Company, New York, New York (the "Depositary"), (x) whether and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; and (xi) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of Securities of such series. To the extent not described herein, Principal and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Securities.
     Each series of Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity basis with the Company's other unsecured and unsubordinated indebtedness. Subject to certain covenants from the Company relating to liens (see "Description of Securities--Lien on Assets"), the Indenture does not contain any covenants or other provisions which would afford Security holders protection in the event of a highly leveraged transaction involving the Company.
     Securities of any series may be issued as registered Securities or bearer Securities, or both, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Securities will not be offered, sold, resold, or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national, or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.
     If appropriate, federal income tax consequences applicable to a series of Securities will be described in the Prospectus Supplement relating thereto.

Book-Entry System
     If so specified in the accompanying Prospectus Supplement, Securities of any series may be issued under a book-entry system in the form of one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be the Depositary. The Global Securities will be registered in the name of the Depositary or its nominee.
     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.
     So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing practice, in the event that the Company requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.
     Payment of principal of, premium, if any, and interest on Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Securities. None of the Company, the Trustee, any paying agent or registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.
     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Securities being offered hereby is exchangeable for Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

Exchange of Registered or Bearer Securities
     Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(a).)
     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, temporary United States Treasury regulations essentially prohibit exchanges of registered Securities for bearer Securities and, unless such regulations are modified, the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

Lien on Assets
     The Company covenants in the Indenture that, if at any time the Company mortgages, pledges, or otherwise subjects to any lien the whole or any part of a property or asset now owned or hereafter acquired by it, except as hereinafter described, the Company will secure the outstanding Securities, and any other obligations of the Company that may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to the creation, extension, renewal, or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by the Company is subject as of the date of its acquisition by the Company, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions, or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from the Company. (Section 4.02.)

Amendment and Waiver
   Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class); except that, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time of payment of interest on any Security; (iii) change the principal of or change the fixed maturity of any Security; (iv) waive a default in the payment of the Principal of or interest on any Security; (v) make any Security payable in money other than that stated in the Security; (vi) reduce any premium payable upon redemption of any Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Securityholder (a) to cure any ambiguity, defect, or inconsistency in the Indenture or in the Securities of any series; (b) to provide for the assumption of all the obligations of the Company under the Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer, or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (c) to secure the Securities; (d) to provide for uncertificated Securities in addition to or in place of certificated Securities; (e) to make any change that does not adversely affect the rights of any Securityholder; (f) to provide for the issuance of, and establish the form and terms and conditions of, a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities;
or (g) to add to rights of Securityholders. (Section 9.01.)

Successor Entity
     The Company may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a U.S. corporation and assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company terminate. (Section 5.01.)

Deposit of Money or Government Obligations to Pay Securities
     The Company has the right to terminate certain of its obligations under the Securities and the Indenture with respect to the Securities of any series or any installment of Principal of or interest on that series if the Company irrevocably deposits with the Trustee, in trust for the benefit of the holders of that series or portions thereof, money or obligations of the United States of America sufficient to pay, when due, Principal of and interest on the Securities with respect to which a deposit is made to maturity or redemption or such installment of Principal of or interest, as the case may be, and if all other conditions set forth in the Securities of that series are met. In such event, however, the Company's obligation to pay the Principal of and interest on the Securities shall survive. (Section 8.01; Section 4.01.)

Events of Default
     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the Principal of any Security of such series; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Securities of such series, in the Indenture, or in any supplemental indenture under which the Securities of that series may have been issued; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the Principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable. Upon such declaration, such Principal (or, in the case of original issue discount Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)
   Subject to such provisions in the Indenture for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding Securities of each series affected (each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, that the trustee may refuse to follow any direction that conflicts with law or the Indenture that is unduly prejudicial to the rights of Securityholders of that series or that would subject the Trustee to personal liability. (Section 6.05)
   The Indenture provides that a Securityholder may pursue a remedy with respect to the Indenture or the Securities of any series only if: (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series; (ii) the holders of at least 25% in aggregate principal amount of outstanding Securities of such series shall have made written request to the Trustee to pursue the remedy; (iii) such holder or holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be, or which may be, incurred by the Trustee in pursuing the remedy; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Securities of such series have not given the Trustee a direction that is inconsistent with such written request. A Securityholder may not use the indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder. (Section 6.06)
   The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of Principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.) The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

Concerning the Trustee
     The Company maintains banking relationships in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to or through underwriters and also may sell the Securities directly to other purchasers or through agents. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.
     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.
        Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.
        Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities on a national securities exchange. In the event the Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities, whether or not the Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Securities will state, if known, whether or not any broker-dealer intends to make a market in the Securities. If no such determination has been made, the Prospectus Supplement will so state.
     The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

     Legal matters in connection with the issuance and sale of the Securities will be passed upon for the Company by Rose Law Firm, Little Rock, Arkansas 72201. Certain members of the Rose Law Firm beneficially owned as of February 19, 1996, as a group, 18,549 shares of the Company's Common Stock.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in the Company's annual report on Form 10-K for the year ended
December 31, 1995, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      No person has been authorized to give any
information or to make any representation not
contained in this Prospectus Supplement or the
Prospectus and, if given or made, such information or       ALLTEL
representation must not be relied upon as having been          CORPORATION
authorized by ALLTEL Corporation or any Underwriter.
This Prospectus Supplement and the Prospectus do not
constitute an offer to sell or a solicitation of an
offer to buy any of the securities offered hereby in        % Debentures due
any jurisdiction to any person to whom it is unlawful             , 2016
to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the Prospectus at any time does not imply that the information herein or therein is correct at any time subsequent to their respective dates.


                  TABLE OF CONTENTS

                                       Page
                                                      PROSPECTUS SUPPLEMENT

        Prospectus Supplement

Use of Proceeds.........................S-2               Stephens Inc.
Description of the Debentures...........S-2
Underwriting............................S-3            Merrill Lynch & Co.
Legal Opinions..........................S-4

Prospectus
Available Information.....................2
Incorporation of Certain Documents
    by Reference..........................2
The Company ..............................3
Use of Proceeds...........................4
Selected Financial Information............5
Description of Securities.................6
Plan of Distribution.....................11
Legal Opinions...........................12
Experts..................................12

                                                                 , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
           Securities and Exchange Commission Filing Fee          $103,448.28
           Counsel Fees and Expenses                                10,000.00
           Fees and Expenses of Trustee                              6,000.00
           Printing and Engraving                                   23,000.00
           Blue Sky Fees and Expenses                                8,000.00
           Accountants' Fees and Miscellaneous Expenses              9,000.00
                   Total                                          $159,448.28

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 29th of February, 1996.


                                  ALLTEL CORPORATION

                                  By   *JOE T. FORD
                                       (Joe T. Ford, Chairman,
                                        President and Chief Executive Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


            Signature                       Title                         Date

    *JOE T. FORD                            Chairman, President,
                                            Chief Executive Officer,
    (Joe T. Ford)                             and Director


    *SCOTT T.FORD                           Executive Vice President
    (Scott T. Ford)                         and Director


    *DENNIS J. FERRA                        Senior Vice President and
    (Dennis J. Ferra)                       Chief Financial Officer


    *JOHN MUELLER                           Controller
    (John M. Mueller)


    *BEN W. AGEE                            Director
    (Ben W. Agee)


    *MICHAEL D. ANDREAS                     Director
    (Michael D. Andreas)


    *JOHN R. BELK                           Director
    (John R. Belk)


    *LAWRENCE L. GELLERSTEDT III            Director
    (Lawrence L. Gellerstedt III)


    *W. W. JOHNSON                          Director         February 29, 1996
    (W. W. Johnson)

    Signature                               Title                         Date


    *EMON A. MAHONY, JR.                    Director         February 29, 1996
    (Emon A. Mahony, Jr.)


    *JOHN P. MCCONNELL                      Director
    (John P. McConnell)


    *JOSIE C. NATORI                        Director
    (Josie C. Natori)


    *JOHN E. STEURI                         Director
    (John E. Steuri)


    *CARL H. TIEDEMANN                      Director
    (Carl H. Tiedemann)


    *RONALD TOWNSEND                        Director
    (Ronald Townsend)


    *WILLIAM H. ZIMMER, JR.                 Director
    (William H. Zimmer, Jr.)


    *BY   Francis X. Frantz                                  February 29, 1996
       (Francis X. Frantz, Attorney-in-Fact)

                                 EXHIBIT INDEX


  Official
  Exhibit                                                         Sequential
     No.                          Description                      Page No.
    1               -  Form of Underwriting Agreement(2)              22
    4(a)(i)         -  Indenture between the Registrant and
                       Ameritrust Company
                       National Association, Trustee, dated
                       as of January 1, 1987 (incorporated by
                       reference to Registrant's Form S-3
                       Registration Statement, No. 33-10808,
                       filed on December 16, 1986).
    4(a)(ii)        -  First Supplemental Indenture dated as
                       of March 1, 1987 (incorporated by reference
                       to Registrant's Current Report on
                       Form 8-K dated March 6, 1987,
                       No. 33-10808, filed on March 6, 1987).
    4(a)(iii)       -  Second Supplemental Indenture, dated as
                       of April 1, 1989 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement, No. 33-27052, filed on
                       February 15, 1989).
    4(a)(iv)        -  Third Supplemental Indenture, dated as
                       of May 8, 1990
                       (incorporated by reference to Registrant's
                       Form S-3 Registration Statement, No.
                       33-39055, filed on February 20, 1991).
    4(a)(v)         -  Fourth Supplemental Indenture, dated as
                       of March 1, 1991 (incorporated by reference
                       to Registrant's Current Report on Form 8-K
                       dated March 6, 1991, filed on March 6, 1991).
    4(a)(vi)        -  Fifth Supplemental Indenture, dated as of
                       October 1, 1993 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement No. 33-50401, filed on
                       October 15, 1993).
    4(a)(vii)       -  Sixth Supplemental Indenture, dated as of
                       April 1, 1994 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement No. 33-52743, filed on
                       March 25, 1994).
    4(a)(viii)      -  Seventh Supplemental Indenture, dated
                       as of September 1, 1995 (incorporated
                       by reference to Registrant's Form S-3
                       Registration Statement No. 33-60669,
                       filed on August 31, 1995).
    4(a)(ix)        -  Eighth Supplemental Indenture, dated
                       as of ___________, 1996 (2).                   41
    4(b)            -  Form of Security (2).  The form or forms
                       of Security with respect to each particular
                       series of Securities registered hereunder
                       that differs from the form of Security filed
                       herewith will be filed as an exhibit to a
                       Current Report on Form 8-K and shall
                       be deemed to be incorporated herein by
                       reference.                                     61
    5               -  Opinion of Rose Law Firm as to the legality
                       of the Securities to be issued(2).             66
    12              -  Statement  Re Computation of Ratio of
                       Earnings to Fixed Charges (1).
    23(a)           -  Consent of Arthur Andersen LLP, Independent
                       Public Accountants(1).
    23(b)           -  Consent of Counsel is contained in Opinion
                       of Counsel filed as Exhibit 5(2).
    24(a)           -  Powers of Attorney(1).
    24(b)           -  Resolutions of Board of Directors(1).
    25              -  Form T-1, Statement of Eligibility and
                       Qualification under Trust Indenture Act of
                       1939 of  Society National Bank (2).            68

(1) Previously Filed.
(2) Filed herewith.

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